Exhibit 3

No. 002

ISIN NO. US168863DT21

CUSIP NO. 168863DT2

COMMON CODE: 236992497

REGISTERED GLOBAL NOTE

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REPUBLIC OF CHILE

representing

US$500,000,000

2.550% Notes Due 2033

The Republic of Chile (the “Republic”), for value received, hereby promises to pay to Cede & Co., or registered assigns, upon surrender hereof of the principal sum of FIVE HUNDRED MILLION UNITED STATES DOLLARS (US$500,000,000) or such amount as shall be the outstanding principal amount hereof on July 27, 2033, together with interest accrued from the issue date to, but excluding, the maturity date, or on such earlier date as the principal hereof may become due in accordance with the provisions hereof. The Republic further unconditionally promises to pay interest semi-annually (except for first interest payment) in arrears on January 27 and July 27 (each an “Interest Payment Date”), commencing January 27, 2022, on any outstanding portion of the unpaid principal amount hereof at 2.550% per annum. Interest shall accrue from and including the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from July 27, 2021 until payment of said principal sum has been made or duly provided for, and shall be payable to Holders of record as of January 26 and July 26 of each year (each a “Record Date”). This is a Global Security (as that term is defined in the Indenture referred to below), also referred to as a “Global Note” for purposes of this document, deposited with the Depositary, and registered in the name of the Depositary or its nominee or common custodian, and accordingly, the Depositary or its nominee or common custodian, as Holder of record of this Global Note, shall be entitled to receive payments of principal and interest, other than principal and interest due at the maturity date, by wire transfer of immediately available funds. Such payment shall be made exclusively in such coin or currency of the United States as at the time of payment shall be legal tender for payment of public and private debts. The Republic, the Trustee, any registrar and any paying agent shall be entitled to treat the Depositary as the sole Holder of this Global Note.

The statements in the legend relating to the Depositary set forth above are an integral part of the terms of this Global Note and by acceptance hereof each Holder of this Global Note agrees to be subject to and bound by the terms and provisions set forth in such legend, if any.

This Global Note is issued in respect of an issue of US$2,250,000,000 principal amount of 2.550% Notes due 2033 of the Republic and is governed by (i) the Indenture dated as of December 12, 2014 (the “Base Indenture”) between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture dated as of May 27, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Republic and the Trustee, the terms of which Indenture are incorporated herein by reference, and (ii) by the Terms of the Debt Securities set forth in Exhibit C to the Indenture (the “Terms”), as supplemented or amended by the Authorization (as defined in the Indenture) of the Republic for this Global Note, the terms of which are incorporated herein by reference. This Global Note shall in all respects be entitled to the same benefits as other Debt Securities (as defined in the Indenture), under the Indenture and the Terms.

Upon any exchange of all or a portion of this Global Note for Certificated Notes in accordance with the Indenture, this Global Note shall be endorsed on Schedule A to reflect the change of the principal amount evidenced hereby.

Unless the certificate of authentication hereon has been executed by the Trustee, this Global Note shall not be valid or obligatory for any purpose.

[Remainder of the page intentionally left in blank]

2

IN WITNESS WHEREOF, the Republic has caused this instrument to be duly executed.

Dated: July 27, 2021.

THE REPUBLIC OF CHILE

By:	/s/ Mario Artaza Loyola
	Name:	Mario Artaza Loyola
	Title:	Consul General of Chile in New York

[Signature Page of Executed Global Notes]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities issued under the within-mentioned Indenture.

Dated: July 27, 2021.

THE BANK OF NEW YORK MELLON, not in its individual capacity but solely as Trustee

By:	/s/ Wanda Camacho
Name: Wanda Camacho
Title: Vice President

[Signature Page of Executed Global Notes]

Schedule A

Date	Principal Amount of Certificated Notes	Remaining Principal Amount of this Global Note	Notation Made By

A-1

REVERSE OF NOTES

TERMS AND CONDITIONS OF THE NOTES

1.              General. (a) This Note is one of a duly authorized Series of debt securities of the Republic of Chile (the “Republic”), designated as its 2.550% Notes due 2033 (each Note of this Series a “Note,” and collectively, the “Notes”), and issued or to be issued in one or more Series pursuant to an Indenture dated as of December 12, 2014 (the “Base Indenture”), between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture dated as of May 27, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Republic and the Trustee. The Holders of the Notes will be entitled to the benefits of, be bound by, and be deemed to have notice of, all of the provisions of the Indenture. A copy of the Indenture is on file and may be inspected at the Corporate Trust Office. All capitalized terms used in this Note but not defined herein shall have the meanings assigned to them in the Indenture.

(b)            The Notes constitute and will constitute direct, general, unconditional and unsubordinated External Debt of the Republic for which the full faith and credit of the Republic is pledged. The Notes rank and will rank without any preference among themselves and equally with all other unsubordinated External Debt of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Notes ratably with payments being made under any other External Debt.

(c)            The Notes are in fully registered form, without coupons in denominations of US$200,000 and integral multiples of US$1,000 in excess thereof. The Notes may be issued in certificated form (the “Certificated Notes”), or may be represented by one or more registered global notes (each, a “Global Note”) held by or on behalf of the Depositary. Certificated Notes will be available only in the limited circumstances set forth in the Indenture. The Notes, and transfers thereof, shall be registered as provided in Section 2.6 of the Indenture. Any person in whose name a Note shall be registered may (to the fullest extent permitted by applicable law) be treated at all times, by all persons and for all purposes as the absolute owner of such Note regardless of any notice of ownership, theft, loss or any writing thereon.

(d)            For the purposes of this paragraph and paragraphs 5 and 6 below, the following terms shall have the meanings specified below:

“External Debt” means obligations (other than the Notes) of, or guaranteed by, the Republic for borrowed money or evidenced by bonds, notes or other similar instruments denominated or payable, or those which at the option of the holder thereof are so denominated or payable, in a currency other than the local currency of the Republic.

“Public External Debt” means any External Debt that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

2.              Payments. (a) The Republic covenants and agrees that it will duly and punctually pay or cause to be paid the principal of, and premium, if any, and interest (including Additional Amounts) on, the Notes and any other payments to be made by the Republic under the Notes and the Indenture, at the place or places, at the respective times and in the manner provided in the Notes and the Indenture. Principal of the Notes will be payable against surrender of such Notes at the Corporate Trust Office of the Trustee in New York City or, subject to applicable laws and regulations, at the office outside of the United States of a paying agent, by U.S. dollar check drawn on, or by transfer to a U.S. dollar account maintained by the Holder with, a bank located in New York City. Payment of interest or principal (including Additional Amounts (as defined below)) on the Notes will be made to the persons in whose name such Notes are registered at the close of business on the applicable Record Date, whether or not such day is a Business Day (as defined below), notwithstanding the cancellation of such Notes upon any transfer or exchange thereof subsequent to the Record Date and prior to such Interest Payment Date; provided that if and to the extent the Republic shall default in the payment of the interest due on such Interest Payment Date, such defaulted interest shall be paid to the persons in whose names such Notes are registered as of a subsequent record date established by the Republic by notice, as provided in paragraph 12 of these Terms, by or on behalf of the Republic to the Holders of the Notes not less than 15 days preceding such subsequent record date, such record date to be not less than 10 days preceding the date of payment of such defaulted interest. Notwithstanding the immediately preceding sentence, in the case where such interest or principal (including Additional Amounts as defined below) is not punctually paid or duly provided for, the Trustee shall have the right to fix such subsequent record date, and, if fixed by the Trustee, such subsequent record date shall supersede any such subsequent record date fixed by the Republic. Payment of interest on Certificated Notes will be made (i) by a U.S. dollar check drawn on a bank in New York City mailed to the Holder at such Holder’s registered address or (ii) upon application by the Holder of at least U.S.$1,000,000 in principal amount of Certificated Notes to the Trustee not later than the relevant Record Date, by wire transfer in immediately available funds to a U.S. dollar account maintained by the Holder with a bank in New York City. Payment of interest on a Global Note will be made (i) by a U.S. dollar check drawn on a bank in New York City delivered to the Depositary at its registered address or (ii) by wire transfer in immediately available funds to a U.S. dollar account maintained by the Depositary with a bank in New York City. “Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks in New York City (or in the city where the relevant paying or transfer agent is located) are required or authorized by law to close.

(b)            In any case where the date of payment of the principal of, or interest (including Additional Amounts) on, the Notes shall not be a Business Day, then payment of principal or interest (including Additional Amounts) will be made on the next succeeding Business Day at the relevant place of payment. Such payments will be deemed to have been made on the due date, and no interest on the Notes will accrue as a result of the delay in payment.

(c)            Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(d)            Any monies deposited with or paid to the Trustee or to any paying agent for the payment of the principal of or interest (including Additional Amounts) on any Note and not applied but remaining unclaimed for two years after the date upon which such principal or interest shall have become due and payable shall be repaid to or for the account of the Republic by the Trustee or such paying agent, upon the written request of the Republic and, to the extent permitted by law, the Holder of such Note shall thereafter look only to the Republic for any payment which such Holder may be entitled to collect, and all liability of the Trustee or such paying agent with respect to such monies shall thereupon cease. The Republic shall cause all returned, unclaimed monies to be held in trust for the relevant Holder of the Note until such time as the claims against the Republic for payment of such amounts shall have prescribed pursuant to paragraph 14 of these Terms.

(e)            If the Republic at any time defaults in the payment of any principal of, or interest (including Additional Amounts) on the Notes, the Republic will pay interest on the amount in default (to the extent permitted by law), calculated for each day until paid, at the rate of 2.550% per annum, together with Additional Amounts, if applicable.

3.              Optional Redemption. At any time on or after April 27, 2033 (three months prior to the maturity date of the Notes), the Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the Notes prior to their maturity, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest and additional amounts, if any, on the principal amount of the Notes to, but excluding, the date of redemption.

4.              Additional Amounts. (a) All payments by the Republic in respect of the Notes shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of the Republic, or any political subdivision or taxing authority or agency therein or thereof having the power to tax (collectively, “Relevant Tax”), unless the withholding or deduction of such Relevant Tax is required by law. In that event, the Republic shall pay such additional amounts, including but not limited to, the payment of the 4% withholding tax imposed on payments of interest to Holders of Notes that are not residents of the Republic (“Additional Amounts”), as may be necessary to ensure that the amounts received by the Holders after such withholding or deduction shall equal the respective amounts of principal and interest that would have been receivable in respect of the Notes in the absence of such withholding or deduction; provided, however, that no such Additional Amounts shall be payable in respect of any Relevant Tax:

(i)             imposed by reason of a Holder or beneficial owner of a Note having some present or former connection with the Republic other than merely being a Holder or beneficial owner of the Note or receiving payments of any nature on the Note or enforcing its rights in respect of the Note;

(ii)            imposed by reason of the failure of a Holder or beneficial owner of a Note, or any other person through which the Holder or beneficial owner holds a Note, to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Republic of such Holder or beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction; provided that (x) Chile or Chile’s agent has provided the Holders with at least 60 days’ prior written notice of an opportunity to satisfy such a requirement, and (y) in no event shall such Holder or beneficial owner or other person’s obligation to satisfy such a requirement require such Holder or beneficial owner or other person to provide any materially more onerous information, documents or other evidence than would be required to be provided had such Holder or beneficial owner or other person been required to file Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY; or

(iii)           imposed by reason of a Holder or beneficial owner of a Note, or any other person through which the Holder or beneficial owner holds a Note, having presented the Note for payment (where such presentation is required) more than 30 days after the Relevant Date, except to the extent that the Holder or beneficial owner or such other person would have been entitled to Additional Amounts on presenting the Note for payment on any date during such 30-day period.

As used in this paragraph 4(a), “Relevant Date” in respect of any Note means the date on which payment in respect thereof first becomes due or, if the full amount of the money payable has not been received by the Trustee on or prior to such due date, the date on which notice is duly given to the Holders in the manner described in paragraph 12 below that such monies have been so received and are available for payment. Any reference to “principal” and/or “interest” hereunder shall be deemed to include any Additional Amounts which may be payable hereunder.

(b)            The Republic will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies which arise in the Republic or any political subdivision thereof or taxing authority thereof or therein in respect of the creation, issue, execution, initial delivery or registration of the Notes or any other document or instrument referred to therein. The Republic will also indemnify the Holders from and against any stamp, court or documentary taxes or any excise or property taxes, charges or similar levies resulting from, or required to be paid by any of them in any jurisdiction in connection with, the enforcement of the obligations of the Republic under the Notes or any other document or instrument referred to therein following the occurrence of any Event of Default (as defined below).

5.              Negative Pledge Covenant of the Republic. (a) So long as any Note shall remain Outstanding or any amount payable by the Republic under the Indenture shall remain unpaid, the Republic agrees that the Republic will not create, incur, assume or suffer to exist any Lien (as defined below) (other than a Permitted Lien (as defined below)) on the assets or revenues of the Republic to secure Public External Debt (as defined below), unless the Republic causes such Lien to equally and ratably secure the obligations of the Republic with respect to the Notes.

(b)            For purposes hereof:

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any asset or revenue of any kind whether in effect on the date the Indenture becomes effective or at any time thereafter.

“Permitted Liens” means: (i)  any Lien on property to secure Public External Debt arising in the ordinary course of business to finance export, import or other trade transactions, which Public External Debt matures (after giving effect to all renewals and refinancings thereof) not more than one year after the date on which the Public External Debt was originally incurred; (ii) any Lien on property to secure Public External Debt incurred for the purpose of financing the acquisition or construction by the Republic of such property, and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures any renewal or extension of the original financing without any increase in the amount thereof; (iii) any Lien on property arising by operation of any law in force as of July 22, 2021 in connection with Public External Debt, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions, which in each case are deposited with or delivered to such financial institutions in the ordinary course of the depositor’s activities; (iv) any Lien existing on property at the time of acquisition and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures any renewal or extension of the original financing secured by such Lien at the time of such acquisition without increase in the amount of the original secured financing; (v) any Lien in existence as of December 12, 2014; and (vi) any Lien securing Public External Debt incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project; provided that (A) the holders of such Public External Debt agree to limit their recourse to the assets and revenues of such project as the principal source of repayment of such Public External Debt and (B) the property over which such Lien is granted consists solely of such assets and revenues of the project.

6.              Events of Default; Acceleration. If one or more of the following events (“Events of Default”) shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)            default in the payment of principal or of interest on any of the Notes as and when the same shall become due and payable, whether at maturity, by declaration or otherwise, and continuance of such default for 30 days;

(b)            failure on the part of the Republic duly to observe or perform any of the covenants or obligations herein or in the Indenture for a period of 60 days after the date on which written notice thereof requiring the Republic to remedy the failure shall have been given to the Republic by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then Outstanding;

(c)            either (i) the Republic shall fail to make any payment of Public External Debt having an aggregate principal amount of not less than or equal to U.S.$20,000,000 (or its equivalent in other currencies) when and as the same shall become due and payable, if such failure shall continue beyond the period of grace, if any, originally applicable thereto or (ii) Public External Debt of the Republic having an aggregate principal amount greater than or equal to U.S.$ 20,000,000 (or its equivalent in other currencies) shall become due and payable due to acceleration upon an event of default and such acceleration shall not have been rescinded or annulled;

(d)            the Republic or a court of proper jurisdiction shall declare a general suspension of payments or a moratorium on payment of its Public External Debt; or

(e)            the validity of the Notes shall be contested in a formal administrative, legislative or judicial proceeding by the Republic or any legislative, executive, or judicial body or official of the Republic which is authorized in each case by law to do so and, acting alone or together with another such body or official, has the legal power and authority to declare the Notes invalid or unenforceable; then in each and every such case, upon notice in writing by the Holders (the “Demanding Holders”) (acting individually or together) of not less than 25% of the aggregate Outstanding principal amount of the Notes to the Republic, with a copy to the Trustee, of any such Event of Default and its continuance, the Demanding Holders may declare the principal amount of all the Notes due and payable immediately, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of the Republic, unless prior to such date all Events of Default in respect of all the Notes shall have been cured; provided that if, at any time after the principal of the Notes shall have been so declared due and payable, and before the sale of any property pursuant to any judgment or decree for the payment of monies due which shall have been obtained or entered in connection with the Notes, the Republic shall pay or shall deposit (or cause to be paid or deposited) with the Trustee a sum sufficient to pay all matured installments of interest and principal upon all the Notes which shall have become due otherwise than solely by acceleration (with interest on overdue installments of interest, to the extent permitted by law, and on such principal of each Note at the rate of interest specified herein, to the date of such payment of interest or principal) and such amount as shall be sufficient to cover reasonable compensation to the Demanding Holders, the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and all other documented expenses and liabilities reasonably incurred, and all advances made for documented expenses and legal fees, reasonably incurred by the Demanding Holders, the Trustee and each predecessor Trustee, and if any and all Events of Default hereunder, other than the nonpayment of the principal of the Notes which shall have become due solely by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, and in every such case, the Holders of more than 50% in aggregate principal amount of the Notes then Outstanding, by written notice to the Republic and to the Trustee, may, on behalf of all of the Holders, waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon. Actions by Holders pursuant to this paragraph 6 need not be taken at a meeting pursuant to paragraph 7 hereof. Actions by the Trustee and the Holders pursuant to this paragraph 6 are subject to Article IV of the Indenture.

7.              Holders’ Meetings and Written Action. The Indenture sets forth the provisions for the convening of meetings of Holders of Notes and actions taken by written consent of the Holders of Notes.

8.              Replacement, Exchange and Transfer of the Notes. (a) Upon the terms and subject to the conditions set forth in the Indenture, in case any Note shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Republic in its discretion may execute, and upon the request of the Republic, the Trustee shall authenticate and deliver, a new Note bearing a number not contemporaneously Outstanding, in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the apparently destroyed, lost or stolen Note. In every case, the applicant for a substitute Note shall furnish to the Republic and to the Trustee such security or indemnity as may be required by each of them to indemnify, defend and to save each of them and any agent of the Republic or the Trustee harmless and, in every case of destruction, loss or theft, or evidence to their satisfaction of the apparent destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substitute Note, the Holder of such Note, if so requested by the Republic, shall pay a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected with the preparation and issuance of the substitute Note.

(b)            Upon the terms and subject to the conditions set forth in the Indenture, and subject to paragraph 8(e) hereof, a Certificated Note or Notes may be exchanged for an equal aggregate principal amount of Certificated Notes in different authorized denominations and a beneficial interest in the Global Note may be exchanged for Certificated Notes in authorized denominations or for a beneficial interest in another Global Note by the Holder or Holders surrendering the Note or Notes for exchange at the Corporate Trust Office, together with a written request for the exchange. Certificated Notes will only be issued in exchange for interests in a Global Note pursuant to Section 2.5(e) of the Indenture. The exchange of the Notes will be made by the Trustee.

(c)            Upon the terms and subject to the conditions set forth in the Indenture, and subject to paragraph 8(e) hereof, a Certificated Note may be transferred in whole or in part (in an amount equal to the authorized denomination or any integral multiple thereof) by the Holder or Holders surrendering the Certificated Note for transfer at the Corporate Trust Office accompanied by an executed instrument of transfer substantially as set forth in Exhibit F to the Indenture. The registration of transfer of the Notes will be made by the Trustee.

(d)            The costs and expenses of effecting any exchange, transfer or registration of transfer pursuant to this paragraph 8 will be borne by the Republic, except for the expenses of delivery (if any) not made by regular mail and the payment of a sum sufficient to cover any stamp duty, tax or other governmental charge or insurance charge that may be imposed in relation thereto, which will be borne by the Holder of the Note. Registration of the transfer of a Note by the Trustee shall be deemed to be the acknowledgment of such transfer on behalf of the Republic.

(e)            The Trustee may decline to accept any request for an exchange or registration of transfer of any Note during the period of 15 days preceding the due date for any payment of principal of, or premium, if any, or interest on, the Notes.

9.             Trustee. For a description of the duties and the immunities and rights of the Trustee under the Indenture, reference is made to the Indenture, and the obligations of the Trustee to the Holder hereof are subject to such immunities and rights.

10.           Paying Agents; Transfer Agents; Registrar. The Republic has initially appointed the paying agents, transfer agents and registrar listed at the foot of this Note. The Republic may at any time appoint additional or other paying agents, transfer agents and registrars and terminate the appointment of those or any paying agents, transfer agents and registrar, provided that while the Notes are Outstanding the Republic will maintain in The City of New York (i) a paying agent, (ii) an office or agency where the Notes may be presented for exchange, transfer and registration of transfer as provided in the Indenture and (iii) a registrar; provided that the registrar shall not be in the United Kingdom. Notice of any such termination or appointment and of any change in the office through which any paying agent, transfer agent or registrar will act will be promptly given in the manner described in paragraph 12 hereof.

11.           Enforcement. Except as provided in Section 4.6 of the Indenture, no Holder of any Notes shall have any right by virtue of or by availing itself of any provision of the Indenture or of the Notes to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or of the Notes, or for any other remedy hereunder or under the Notes, unless (a) such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof with respect to such Series of Notes, (b) the Holders of not less than 25% in aggregate principal amount Outstanding of Notes shall have made specific written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have provided to the Trustee such indemnity or other security as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (c) the Trustee for 60 days after its receipt of such notice, request and provision of indemnity or other security shall have failed to institute any such action, suit or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 4.9 of the Indenture; it being understood and intended, and being expressly covenanted by every Holder of Notes with every other Holder of Notes and the Trustee, that no one or more Holders shall have any right in any manner whatever by virtue or by availing itself of any provision of the Indenture or of the Notes to affect, disturb or prejudice the rights of any other Holder of Notes or to obtain priority over or preference to any other such Holder, or to enforce any right under the Indenture or under the Notes, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Notes. For the protection and enforcement of this paragraph, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

12.           Notices. The Republic will mail any notices to the Holders of the Notes at their registered addresses as reflected in the books and records of the Trustee. The Republic will consider any mailed notice to have been given five Business Days after it has been sent. The Republic will also publish notices to the Holders in a leading newspaper having general circulation in New York City and London (which is expected to be The Wall Street Journal and the Financial Times, respectively). The Republic will consider any published notice to be given on the date of its first publication.

13.           Further Issues of Notes. The Republic may from time to time, without the consent of Holders of the Notes, create and issue additional Notes having the same Terms as the Notes in all respects, except for the issue date, issue price and first payment on the Notes; provided, however, that any additional Notes subsequently issued that are not fungible with the previously Outstanding Notes for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number from the previously Outstanding Notes. Additional Notes issued in this manner will be consolidated with and will form a single Series with the previously Outstanding Notes.

14.           Prescription. To the extent permitted by law, claims against the Republic for the payment of principal of, or interest or other amounts due on, the Notes (including Additional Amounts) will become void unless made within four years of the date on which that payment first became due.

15.           Authentication. This Note shall not become valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee or its agent.

16.           Governing Law. (a) The Indenture will be governed by and construed in accordance with the laws of the State of New York. This Note will be governed by and construed in accordance with the laws of the State of New York.

(b)            The Republic hereto hereby irrevocably submits to the jurisdiction of any New York State or U.S. federal court sitting in New York City in the Borough of Manhattan and any appellate court of either thereof, in any action or proceeding arising out of or relating to the Indenture, and the Republic hereby irrevocably agrees that all claims in respect of such legal action or proceeding may be heard and determined in such New York state or U.S. federal court. The Republic hereby irrevocably waives, to the fullest extent permitted by law, any objection to venue or defense of an inconvenient forum to the maintenance of any such action or proceeding in such jurisdiction and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of the Republic.

(c)            The Republic hereby irrevocably appoints the Consul General of Chile in the City of New York, with an office on the date hereof at 600 Third Avenue #2808, New York, New York 10016, United States as its authorized agent (the “Authorized Agent”) to receive on behalf of the Republic and its property service of copies of any summons and complaint and any other process which may be served in any such legal action or proceeding, except actions arising out of United States federal or state securities laws, brought in such New York State or U.S. federal court sitting in New York City in the Borough of Manhattan. Such service may be made by mailing or delivering a copy of such process to the Republic at the address specified above for the Process Agent.

(d)            Nothing in this paragraph 16 shall affect the right of the Trustee or (in connection with legal actions or proceedings by any Holder as permitted by the Indenture and this Note) any Holder to serve legal process in any other manner permitted by law or affect the right of the Trustee or any such Holder to bring any action or proceeding against the Republic or its property in the courts of other jurisdictions.

(e)            To the extent that the Republic has or hereafter may acquire or have attributed to it any sovereign or other immunity under any law from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise, and attachments of revenues, assets and property of the Republic located in the Republic, to the extent permitted under laws of the Republic) with respect to any of its revenues, assets, or properties, the Republic hereby irrevocably waives such immunity in respect of its obligations under the Notes, to the fullest extent permitted by the laws of the Republic, in respect of its obligations under the Indenture. Without limiting the generality of the foregoing, the Republic agrees that the waivers set forth in this paragraph 16(e) shall be to the fullest extent permitted under the U.S. Foreign Republic Immunities Act of 1976 of the United States (the “Immunities Act”) and are intended to be irrevocable for purposes of such Act. The Republic reserves the right to plead sovereign immunity under the Immunities Act with respect to actions brought against it under U.S. federal securities laws or any state securities laws, and the Republic’s appointment of the Process Agent will not extend to such actions.

(f)             The Republic hereby irrevocably waives, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the Notes the posting of any bond or the furnishing, directly or indirectly, of any other security.

17.           Indemnification for Foreign Exchange Fluctuations. The obligation of Republic to any Holder under the Notes that has obtained a court judgment affecting the Notes shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which the Note is denominated (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Holder of any amount in the Judgment Currency, such Holder may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency (or, if it is not practicable to make that purchase on that day, on the first Business Day on which it is practicable to do so). If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such Holder in the Agreement Currency, the Republic agrees, as a separate obligation and notwithstanding such judgment, to pay the difference, and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such Holder, such Holder agrees to pay to or for the account of the Republic such excess, provided that such Holder shall not have any obligation to pay any such excess as long as a default by the Republic in its obligations hereunder has occurred and is continuing, in which case such excess may be applied by such Holder to such obligations.

18.           Warranty of the Republic. Subject to paragraph 15, the Republic hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Note and to constitute the same legal, valid and binding obligations of Republic enforceable in accordance with their terms, have been done and performed and have happened in due and strict compliance with all applicable laws.

19.           Definitive Headings. The descriptive headings appearing in these Terms are for convenience of reference only and shall not alter, limit or define the provisions hereof.

20.           Modifications. (a) Any Modification to the Notes or the Indenture insofar as it affects the Notes shall be made in accordance with Article Ten and Article Eleven of the Indenture.

(b)            Any Modification pursuant to this paragraph 20 will be conclusive and binding on all Holders of the Notes, and on all future Holders of the Notes whether or not notation of such Modification is made upon the Notes. Any instrument given by or on behalf of any Holder of a Note in connection with any consent to or approval of any such Modification will be conclusive and binding on all subsequent Holders of that Note.

TRUSTEE, PAYING AGENTS, TRANSFER AGENT AND REGISTRAR

Trustee

The Bank of New York Mellon
240 Greenwich Street, Floor 7 East
New York, New York 10286
Attention: Global Corporate Trust

Principal Paying Agent

The Bank of New York Mellon
240 Greenwich Street, Floor 7 East
New York, New York 10286
Attention: International Corporate Trust

Registrar

The Bank of New York Mellon
240 Greenwich Street, Floor 7 East
New York, New York 10286
Attention: Global Corporate Trust

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